EXHIBIT 10.41

COMMON STOCK PURCHASE AGREEMENT

                COMMON STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of April 23, 2013 by and between COPYTELE, INC., a Delaware corporation (the “Company”), and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”).  Capitalized terms used herein and not otherwise defined herein are defined in Section 10 hereof.

                WHEREAS:

                Subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Buyer, and the Buyer wishes to buy from the Company, up to Ten Million Dollars ($10,000,000) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The shares of Common Stock to be purchased hereunder are referred to herein as the “Purchase Shares.”

                NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1.            PURCHASE OF COMMON STOCK.

                Subject to the terms and conditions set forth in this Agreement, the Company has the right to sell to the Buyer, and the Buyer has the obligation to purchase from the Company, Purchase Shares as follows:

                (a)          Initial Purchase; Commencement of Purchases of Common Stock. Immediately upon the execution of this Agreement, the Buyer shall purchase from the Company 2,500,000 Purchase Shares and upon receipt of such Purchase Shares pay to the Company as the purchase price therefor, via wire transfer, Five Hundred Thousand Dollars ($500,000) (such purchase the “Initial Purchase” and such Purchase Shares are referred to herein as “Initial Purchase Shares”). Upon issuance and payment therefor as provided herein, such Initial Purchase Shares shall be validly issued and fully paid and non-assessable. The Initial Purchase Shares shall be issued to the Buyer bearing the restrictive legend set forth in Section 4(e). Thereafter, the purchase and sale of Purchase Shares hereunder shall occur from time to time upon written notices by the Company to the Buyer on the terms and conditions as set forth herein following the satisfaction of the conditions (the “Commencement”) as set forth in Sections 6 and 7 below (the date of satisfaction of such conditions, the “Commencement Date”).

                (b)          The Company’s Right to Require Regular Purchases. Subject to the terms and conditions of this Agreement, on any given Business Day after the Commencement Date, the Company shall have the right but not the obligation to direct the Buyer by its delivery to the Buyer of a Purchase Notice from time to time, and the Buyer thereupon shall have the obligation, to buy the number of Purchase Shares specified in such notice, up to a maximum of 200,000 Purchase Shares, on such Business Day (as long as such notice is delivered on or before 5:00 p.m. Eastern time on such Business Day) (each such purchase, a “Regular Purchase”) at the Purchase Price on the Purchase Date; however, in no event shall the Purchase Amount of a Regular Purchase exceed Two Hundred Thousand Dollars ($200,000) per Business Day. The Company may deliver additional Purchase Notices to the Buyer from time to time so long as the most recent purchase has been completed.

                (c)           VWAP Purchases.  Subject to the terms and conditions of this Agreement, in addition to purchases of Purchase Shares as described in Section 1(b) above, with one Business Day’s prior written notice (as long as such notice is delivered on or before 5:00 p.m. Eastern time on the Business Day immediately preceding the VWAP Purchase Date), the Company shall also have the right but not the obligation to direct Buyer by the Company’s delivery to Buyer of a VWAP Purchase Notice from time to time, and Buyer thereupon shall have the obligation, to buy the VWAP Purchase Share Percentage of the trading volume of the Common Stock on the VWAP Purchase Date up to the VWAP Purchase Share Volume Maximum on the VWAP Purchase Date (each such purchase, a “VWAP Purchase”) at the VWAP Purchase Price. The Company may deliver a VWAP Purchase Notice to the Buyer on or before 5:00 p.m. Eastern time on a date on which (i) the Company also submitted a Purchase Notice for a Regular Purchase of at least 200,000 Purchase Shares to the Buyer and (ii) the Closing Sale Price is higher than $0.50. A VWAP Purchase shall automatically be deemed completed at such time on the VWAP Purchase Date that the Sale Price falls below the VWAP Minimum Price Threshold; in such circumstance, the VWAP Purchase Amount shall be calculated using (i) the VWAP Purchase Share Percentage of the aggregate shares traded on the Principal Market for such portion of the VWAP Purchase Date prior to the time that the Sale Price fell below the VWAP Minimum Price Threshold and (ii) a VWAP Purchase Price calculated using the volume weighted average price of Common Stock sold during such portion of the VWAP Purchase Date prior to the time that the Sale Price fell below the VWAP Minimum Price Threshold. Each VWAP Purchase Notice must be accompanied by instructions to the Company’s Transfer Agent to immediately issue to the Buyer an amount of Common Stock equal to the VWAP Purchase Share Estimate, a good faith estimate by the Company of the number of Purchase Shares that the Buyer shall have the obligation to buy pursuant to the VWAP Purchase Notice. In no event shall the Buyer, pursuant to any VWAP Purchase, purchase a number of Purchase Shares that exceeds the VWAP Purchase Share Estimate issued on the VWAP Purchase Date in connection with such VWAP Purchase Notice; however, the Buyer will immediately return to the Company any amount of Common Stock issued pursuant to the VWAP Purchase Share Estimate that exceeds the number of Purchase Shares the Buyer actually purchases in connection with such VWAP Purchase.  Upon completion of each VWAP Purchase Date, the Buyer shall submit to the Company a confirmation of the VWAP Purchase in form and substance reasonably acceptable to the Company. The Company may deliver additional VWAP Purchase Notices to the Buyer from time to time so long as the most recent purchase has been completed. The Company may, by written notice to the Buyer, in its sole discretion at any time after the date of this Agreement, irrevocably terminate this Section 1(c) and its right to direct the Buyer to make VWAP Purchases.

(d)          Payment for Purchase Shares.  For each Regular Purchase, the Buyer shall pay to the Company an amount equal to the Purchase Amount as full payment for such Purchase Shares via wire transfer of immediately available funds on the same Business Day that the Buyer receives such Purchase Shares.  For each VWAP Purchase, the Buyer shall pay to the Company an amount equal to the VWAP Purchase Amount as full payment for such Purchase Shares via wire transfer of immediately available funds on the third Business Day following the VWAP Purchase Date. All payments made under this Agreement shall be made in lawful money of the United States of America via wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement.  Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

(e)          Purchase Price Floor. The Company and the Buyer shall not effect any sales under this Agreement on any Purchase Date where the Closing Sale Price is less than the Floor Price. “Floor Price” means $0.15 per share of Common Stock, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction, up to a maximum amount of $0.50 per share. However, the VWAP Purchase requirement that the Closing Sales Price exceed $0.50 per share shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

(f)           Records of Purchases. The Buyer and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and purchase amounts for each purchase, or shall use such other method reasonably satisfactory to the Buyer and the Company to reconcile the remaining Available Amount.

(g)          Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Buyer made under this Agreement.

(h)          [Intentionally omitted.]

(i)                  Beneficial Ownership Limitation. The Company shall not issue, and the Buyer shall not purchase any shares of Common Stock under this Agreement, if such shares proposed to be issued and sold, when aggregated with all other shares of Common Stock then owned beneficially (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Buyer and its affiliates would result in the beneficial ownership by the Buyer and its affiliates of more than 19.99% of the then issued and outstanding shares of Common Stock of the Company.

2.            BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Company that as of the date hereof and as of the Commencement Date:

(a)          Investment Purpose. The Buyer is entering into this Agreement and acquiring the Commitment Shares and the Purchase Shares (the Purchase Shares and the Commitment Shares are collectively referred to herein as the “Securities”), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided however, by making the representations herein, the Buyer does not agree to hold any of the Securities for any minimum or other specific term.

(b)          Accredited Investor Status.  The Buyer is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D of the 1933 Act.

(c)           Reliance on Exemptions. The Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

(d)          Information. The Buyer has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been reasonably requested by the Buyer, including, without limitation, the SEC Documents (as defined in Section 3(f) hereof). The Buyer understands that its investment in the Securities involves a high degree of risk.  The Buyer (i) is able to bear the economic risk of an investment in the Securities including a total loss, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and other matters related to an investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its representatives shall modify, amend or affect the Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e)          No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f)           Transfer or Sale.  The Buyer understands that except as provided in the Registration Rights Agreement (as defined in Section 4(a) hereof): (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) an exemption exists permitting such Securities to be sold, assigned or transferred without such registration; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the  Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)          Organization. The Buyer is a limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and has the requisite organizational power and authority to own its properties and to carry on its business as now being conducted.

(h)          Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject as to enforceability to (i) general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) with regards to indemnification, contribution or exculpation. The execution and delivery of the Transaction Documents by the Buyer and the consummation by it of the transactions contemplated hereby and thereby do not conflict with the Buyer’s certificate of organization or operating agreement or similar documents, and do not require further consent or authorization by the Buyer, its managers or its members.

(i)            Residency. The Buyer is a resident of the State of Illinois.

(j)           No Prior Short Selling.  The Buyer represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Buyer, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

3.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer that as of the date hereof and as of the Commencement Date:

(a)          Organization and Qualification. The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns more than 50% of the voting stock or capital stock or other similar equity interests) are corporations or limited liability companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or organized, and have the requisite corporate or organizational power and authority to own their properties and to carry on their business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or (ii) the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined in Section 3(b) hereof).  The Company has no material Subsidiaries except as set forth on Schedule 3(a).

(b)          Authorization; Enforcement; Validity.  (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and each of the other agreements entered into by the parties on the Commencement Date and attached hereto as exhibits to this Agreement (collectively, the “Transaction Documents”), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, the issuance of the Commitment Shares and the reservation for issuance and the issuance of the Purchase Shares issuable under this Agreement, have been duly authorized by the Company’s Board of Directors or duly authorized committee thereof, do not conflict with the Company’s Certificate of Incorporation or Bylaws, and do not require further consent or authorization by the Company, its Board of Directors or its stockholders, (iii) this Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by the Company and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (y) general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies and (z) public policy underlying any law, rule or regulation (including any federal or states securities law, rule or regulation) with regards to indemnification, contribution or exculpation.  The Board of Directors of the Company or duly authorized committee thereof has approved the resolutions (the “Signing Resolutions”) substantially in the form as set forth as Exhibit B-1 attached hereto to authorize this Agreement and the transactions contemplated hereby.  The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any material respect other than by the resolutions set forth in Exhibit B-2 attached hereto regarding the registration statement referred to in Section 4 hereof.  The Company has delivered to the Buyer a true and correct copy of the Signing Resolutions as approved by the Board of Directors of the Company.

(c)           Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 300,000,000 shares of Common Stock, of which as of the date hereof 193,754,798 shares are issued and outstanding, no shares are held as treasury shares, 64,403,865 shares are reserved for future issuance pursuant to the Company’s equity incentive plan(s) and pursuant to options grants outside the Company’s equity incentive plan(s), of which approximately 1,075,020 shares remain available for future option grants or stock awards, and 25,462,014 shares are issuable and reserved for issuance pursuant to securities (other than stock options or equity based awards issued pursuant to the Company’s stock incentive plans) exercisable or exchangeable for, or convertible into, shares of Common Stock pursuant to warrants outstanding, and (ii) 500,000 shares of preferred stock, par value $100.00 per share, of which as of the date hereof no shares are designated, issued or outstanding.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable.  Except as disclosed in this Section 3(c) or Schedule 3(c), (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities of the Company or any of its Subsidiaries, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no material agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement and except such rights that have been satisfied), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  The Company has furnished or made available to the Buyer true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”).

(d)          Issuance of Securities. The Commitment Shares and Initial Purchase Shares have been duly authorized and, upon issuance in accordance with the terms hereof, the Commitment Shares and Initial Purchase Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issuance thereof. 14,000,000 additional shares of Common Stock have been duly authorized and reserved for issuance upon future purchase under this Agreement. Upon issuance and payment therefore in accordance with the terms and conditions of this Agreement, the Purchase Shares shall be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

(e)          No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Purchase Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws or (ii) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result, to the Company’s knowledge, in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which could not reasonably be expected to result in a Material Adverse Effect.  Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any Certificate of Designation, Preferences and Rights of any outstanding series of preferred stock of the Company or Bylaws or their organizational charter or bylaws, respectively.  Except as disclosed in Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible violations, defaults, terminations or amendments that could not reasonably be expected to have a Material Adverse Effect.  The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, or regulation of any governmental entity, except for possible violations, the sanctions for which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Except as specifically contemplated by this Agreement, reporting obligations under the 1934 Act or as required under the 1933 Act or applicable state securities laws or the filing of a Listing of Additional Shares Notification Form with the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof.  Except for reporting obligations under the 1934 Act, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date.  The Company is not subject to any notices or actions from or to the Principal Market, other than routine matters incident to listing on the Principal Market and not involving a violation of the rules of the Principal Market.  To the Company’s knowledge, the Principal Market has not commenced any delisting proceedings against the Company.

(f)           SEC Documents; Financial Statements. Except as disclosed in Schedule 3(f), since March 31, 2012, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates (except as they have been properly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except for routine correspondence, such as comment letters and notices of effectiveness in connection with previously filed registration statements or periodic reports publicly available on EDGAR, to the Company’s knowledge, the Company or any of its Subsidiaries are not presently the subject of any inquiry, investigation or action by the SEC.

(g)          Absence of Certain Changes. Except as disclosed in Schedule 3(g), since December 31, 2012, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries taken as a whole. For purposes of this Agreement, neither a decrease in cash or cash equivalents nor losses incurred in the ordinary course of the Company’s business shall be deemed or considered a material adverse change. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

(h)          Absence of Litigation. Buyer acknowledges that Company’s primary business is patent assertion and patent monetization, and that Company may, from time to time and the ordinary course of its business, initiate or otherwise be engaged in patent lawsuits. Except for actions, suits, proceedings, inquiries or investigations relating to patent assertion and patent monetization, to the Company’s knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect (each, an “Action”).  A description of each such Action, if any, is set forth in Schedule 3(h).

(i)            Acknowledgment Regarding Buyer’s Status. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyer’s purchase of the Securities.  The Company further represents to the Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

 (j)          Intellectual Property Rights. To the Company’s knowledge, the  Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “Intellectual Property”) necessary to conduct their respective businesses as now conducted.  Except as disclosed in Schedule 3(j), to the Company’s knowledge, none of the Company’s active and registered Intellectual Property have expired or terminated, or, by the terms and conditions thereof, will expire or terminate within two years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of any Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others with respect to the Company’s or its Subsidiaries’ Intellectual Property.

(k)          Environmental Laws. To the Company’s knowledge, the Company and its Subsidiaries (i) are in material compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of the environment or human health and safety and with respect to hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all material permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in material compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply or receive such approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)            Title. The Company and its Subsidiaries have good and marketable title to all personal property owned by them that is material to the business of the Company and its Subsidiaries, free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(l) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Any real property and facilities held under lease by the Company and any of its Subsidiaries, to the Company’s knowledge, are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(m)         Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be reasonable and customary in the businesses in which the Company and its Subsidiaries are engaged.  To the Company’s knowledge, since March 31, 2011, neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary, to the Company’s knowledge, will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(n)          Regulatory Permits.  The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such material certificate, authorization or permit.

(o)          Tax Status.  The Company and each of its Subsidiaries has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books reserves reasonably adequate for the payment of all unpaid and unreported taxes or filed valid extensions) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books reserves reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  To the Company’s knowledge, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

(p)          Transactions With Affiliates.  Except as set forth on Schedule 3(p), and other than the grant or exercise of stock options or any other equity securities offered pursuant to duly adopted stock or incentive compensation plans as disclosed on Schedule 3(c), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors and reimbursement for expenses incurred on behalf of the Company), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a material interest or is an officer, director, trustee or general partner.

(q)          Application of Takeover Protections.  The Company and its board of directors have taken or will take prior to the Commencement Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate  of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Buyer’s ownership of the Securities.

4.            COVENANTS.

(a)          Filing of Form 8-K and Registration Statement.  The Company agrees that it shall, within the time required under the 1934 Act, file a Current Report on Form 8-K (or provide substantially equivalent disclosure in a registration statement to be filed within that time period) disclosing this Agreement and the transaction contemplated hereby.  The Company shall also file within ten (10) Business Days from the date hereof a new registration statement covering the sale of the Securities by the Buyer in accordance with the terms of the Registration Rights Agreement between the Company and the Buyer, dated as of the date hereof (“Registration Rights Agreement”).

(b)          Blue Sky. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify (i) the initial sale of the Securities to the Buyer under this Agreement and (ii) any subsequent sale of the Securities by the Buyer, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Buyer from time to time, and shall provide evidence of any such action so taken to the Buyer at its written request.

(c)           Listing.  The Company shall promptly secure the listing of all of the Securities upon each national securities exchange and automated quotation system that requires an application by the Company for listing, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing, so long as any other shares of Common Stock shall be so listed.  The Company shall use its commercially reasonable efforts to maintain the Common Stock’s listing on the Principal Market in accordance with the requirements of the Registration Rights Agreement.  Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market, unless the Common Stock is immediately thereafter traded on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, or the OTCQB or OTCQX market places of the OTC Markets.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

(d)          Limitation on Short Sales and Hedging Transactions.  The Buyer agrees that beginning on the date of this Agreement and ending on the date of termination of this Agreement as provided in Section 11(k), the Buyer and its agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

(e)          Issuance of Commitment Shares and Initial Purchase Shares.  Immediately upon the execution of this Agreement, the Company shall issue to the Buyer as consideration for the Buyer entering into this Agreement 3,500,000 shares of Common Stock (the “Commitment Shares”) and, pursuant to Section 1(a), the Buyer shall purchase the Initial Purchase Shares.  The Commitment Shares and Initial Purchase Shares shall be issued in certificated form and (subject to Section 5 hereof) shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

(f)           Due Diligence.  The Buyer shall have the right, from time to time as the Buyer may reasonably deem appropriate, to perform reasonable due diligence on the Company during normal business hours and subject to reasonable prior notice to the Company.  The Company and its officers and employees shall provide information and reasonably cooperate with the Buyer in connection with any reasonable request by the Buyer related to the Buyer’s due diligence of the Company, including, but not limited to, any such request made by the Buyer in connection with (i) the filing of the registration statement described in Section 4(a) hereof and (ii) the Commencement; provided, however, that at no time is the Company required to disclose material nonpublic information to the Buyer or breach any obligation of confidentiality or non-disclosure to a third party or make any disclosure that could cause a waiver of attorney-client privilege.  Each party hereto agrees not to disclose any Confidential Information of the other party to any third party and shall not use the Confidential Information of such other party for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby.  Each party hereto acknowledges that the Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other party.

5.            TRANSFER AGENT INSTRUCTIONS.

Immediately upon the execution of this Agreement, the Company shall deliver to the Transfer Agent a letter in the form as set forth as Exhibit D attached hereto with respect to the issuance of the Commitment Shares and the Initial Purchase Shares.  On the Commencement Date, the Company shall cause any restrictive legend on the Commitment Shares and the Initial Purchase Shares to be removed upon surrender of the originally issued certificate(s) for such shares.  All of the Purchase Shares to be issued under this Agreement shall be issued without any restrictive legend unless the Buyer expressly consents otherwise.  The Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue Common Stock in the name of the Buyer for the Purchase Shares (the “Irrevocable Transfer Agent Instructions”).  The Company warrants to the Buyer that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to the Transfer Agent with respect to the Purchase Shares and that the Commitment Shares and the Purchase Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement, subject to the provisions of Section 4(e) in the case of the Commitment Shares and the Initial Purchase Shares.

6.            CONDITIONS TO THE COMPANY’S RIGHT TO COMMENCE

                SALES OF SHARES OF COMMON STOCK UNDER THIS AGREEMENT.

The right of the Company hereunder to commence sales of the Purchase Shares (other than the Initial Purchase Shares) is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales of Purchase Shares):

(a)          The Buyer shall have executed each of the Transaction Documents and delivered the same to the Company;

(b)          The representations and warranties of the Buyer shall be true and correct as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Buyer shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Commencement Date; and

(c)           A registration statement covering the sale of the Securities shall have been declared effective under the 1933 Act by the SEC and no stop order with respect to the registration statement shall be pending or threatened by the SEC.

7.            CONDITIONS TO THE BUYER’S OBLIGATION TO MAKE     PURCHASES OF SHARES OF COMMON STOCK.

The obligation of the Buyer to buy Purchase Shares (other than the Initial Purchase Shares) under this Agreement is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales of Purchase Shares other than the Initial Purchase Shares) and once such conditions have been initially satisfied, there shall not be any ongoing obligation to satisfy such conditions after the Commencement has occurred:

(a)          The Company shall have executed each of the Transaction Documents and delivered the same to the Buyer;

                (b)          The Company shall have issued to the Buyer the Commitment Shares and, in the event that the Buyer shall have surrendered the originally issued certificate(s), shall have removed the restrictive transfer legend from the certificate representing the Commitment Shares and Initial Purchase Shares;

(c)           The Common Stock shall be authorized for quotation on the Principal Market, trading in the Common Stock shall not have been within the last 365 days suspended by the SEC or the Principal Market and the Securities shall be approved for listing upon the Principal Market;

(d)          The Buyer shall have received the opinion of the Company’s legal counsel dated as of the Commencement Date in customary  form and substance;

(e)          The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date of this Agreement and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date.  The Buyer shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Commencement Date, to the foregoing effect in the form attached hereto as Exhibit A;

(f)           The Board of Directors of the Company or a duly authorized committee thereof shall have adopted resolutions substantially in the form attached hereto as Exhibit B-1 which shall be in full force and effect without any amendment or supplement thereto as of the Commencement Date;

(g)          As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting purchases of Purchase Shares hereunder, 14,000,000 shares of Common Stock;

(h)          The Irrevocable Transfer Agent Instructions, in form acceptable to the Buyer shall have been signed by the Company and the Buyer and have been delivered to the Transfer Agent;

(i)            The Company shall have delivered to the Buyer a certificate evidencing the incorporation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware as of a date within ten (10) Business Days of the Commencement Date;

(j)           The Company shall have delivered to the Buyer a certified copy of the Certificate  of Incorporation, as certified by the Secretary of State of the State of Delaware within ten (10) Business Days of the Commencement Date;

(k)          The Company shall have delivered to the Buyer a secretary’s certificate executed by the Secretary of the Company, dated as of the Commencement Date, in the form attached hereto as Exhibit C;

(l)            A registration statement covering the sale of (i) all of the Commitment Shares, (ii) all of the Initial Purchase Shares and (iii) such number of additional Purchase Shares as reasonably determined by the Company shall have been declared effective under the 1933 Act by the SEC and no stop order with respect thereto shall be pending or threatened by the SEC.  The Company shall have prepared and delivered to the Buyer a final and complete form of prospectus, dated and current as of the Commencement Date, to be used by the Buyer in connection with any sales of any Securities, and to be filed by the Company one (1) Business Day after the Commencement Date pursuant to Rule 424(b).  The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Commitment Shares and the Purchase Shares pursuant to this Agreement in compliance with such laws;

(m)         No Event of Default has occurred and is continuing, or any event which, after notice and/or lapse of time, would become an Event of Default has occurred;

(n)          On or prior to the Commencement Date, the Company shall take all necessary action, if any, and such actions as reasonably requested by the Buyer, in order to render inapplicable any control share acquisition, business combination, stockholder  rights plan or poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate  of Incorporation or the laws of the state of its incorporation, other than Section 203 of the Delaware General Corporation Law, that is or could become applicable to the Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyer's ownership of the Securities; and

(o)          The Company shall have provided the Buyer with the information reasonably requested by the Buyer in connection with its due diligence requests made prior to, or in connection with, the Commencement, in accordance with the terms of Section 4(f) hereof.

8.            INDEMNIFICATION.

In consideration of the Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer and all of its affiliates, members, officers, directors, and employees, and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or  document contemplated hereby or thereby, other than with respect to Indemnified Liabilities which directly and primarily result from (A) a breach of any of the Buyer’s representations and warranties, covenants or agreements contained in this Agreement, or (B) the gross negligence, bad faith or willful misconduct of the Buyer or any other Indemnitee.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

9.            EVENTS OF DEFAULT.

An “Event of Default” shall be deemed to have occurred at any time as any of the following events occurs:

(a)          during any period in which the effectiveness of any registration statement is required to be maintained pursuant to the terms of the Registration Rights Agreement, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Buyer for the sale of all of the Registrable Securities (as defined in the Registration Rights Agreement), and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement or the filing of a new registration statement; provided, however, that in connection with any post-effective amendment to such registration statement or filing of a new registration statement that is required to be declared effective by the SEC, such lapse or unavailability may continue for a period of no more than twenty (20) consecutive Business Days, which such period shall be extended for up to an additional twenty (20) Business Days if the Company receives a comment letter from the SEC in connection therewith;

(b)          the suspension from trading or failure of the Common Stock to be listed on a Principal Market for a period of three (3) consecutive Business Days;

(c)           the delisting of the Common Stock from the Principal Market, and the Common Stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, or the OTCQB or OTCQX market places of the OTC Markets;

                (d)          the failure for any reason by the Transfer Agent to issue Purchase Shares to the Buyer within five (5) Business Days after the applicable Purchase Date that  the Buyer is entitled to receive;

(e)          the breach of any representation, warranty, covenant or other term or condition under any Transaction Document if such breach could reasonably be expected to have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues uncured for a period of at least five (5) Business Days;

(f)           if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

(g)          if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors or (E) becomes insolvent; or

(h)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company or any Subsidiary.

(i)            [Intentionally omitted.]

In addition to any other rights and remedies under applicable law and this Agreement, including the Buyer termination rights under Section 11(k) hereof, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, or so long as the Closing Sale Price is below the Floor Price, the Company may not require and the Buyer shall not be obligated or permitted to purchase any shares of Common Stock under this Agreement.  If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person.  No such termination of this Agreement under Section 11(k)(i) shall affect the Company’s or the Buyer’s obligations under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

10.          CERTAIN DEFINED TERMS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)          “1933 Act” means the Securities Act of 1933, as amended.

(b)          “Available Amount” means initially Ten Million Dollars ($10,000,000) in the aggregate which amount shall be reduced by the Initial Purchase and the Purchase Amount each time the Buyer purchases shares of Common Stock pursuant to Section 1 hereof.

                (c)           “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(d)          “Business Day” means any day on which the Principal Market is open for trading during normal trading hours (i.e., 9:30 a.m. to 4:00 p.m. Eastern Time), including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(e)          “Closing Sale Price” means the last closing trade price for the Common Stock on the Principal Market as reported by the Principal Market.

                (f)           “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects.  Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

(g)          “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(h)          “Maturity Date” means the date that is twenty-four (24) months from the Commencement Date.

(i)            “Person” means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(j)           “Principal Market” means  the OTC Bulletin Board; provided however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, Nasdaq Capital Market, or either one of the OTCQB or the OTCQX market places of the OTC Markets, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

(k)          “Purchase Amount” means, with respect to any particular purchase made hereunder, the portion of the Available Amount to be purchased by the Buyer pursuant to Section 1 hereof as set forth in a valid Purchase Notice or VWAP Purchase Notice which the Company delivers to the Buyer.

(l)            “Purchase Date” means with respect to any Regular Purchase made hereunder, the Business Day of receipt by the Buyer of a valid Purchase Notice that the Buyer is to buy Purchase Shares pursuant to Section 1(b) hereof.

                (m)         “Purchase Notice” shall mean an irrevocable written notice from the Company to the Buyer directing the Buyer to buy Purchase Shares pursuant to Section 1(b) hereof as specified by the Company therein at the applicable Purchase Price on the Purchase Date.

(n)          “Purchase Price” means the lesser of (i) the lowest Sale Price of the Common Stock on the Purchase Date or (ii) the arithmetic average of the three (3) lowest Closing Sale Prices for the Common Stock during the twelve (12) consecutive Business Days ending on the Business Day immediately preceding such Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(o)          “Sale Price” means any trade price for the shares of Common Stock on the Principal Market during normal trading hours, as reported by the Principal Market.

(p)          “SEC” means the United States Securities and Exchange Commission.

(q)          “Transfer Agent” means the transfer agent of the Company as set forth in Section 11(f) hereof or such other person who is then serving as the transfer agent for the Company in respect of the Common Stock.

(r)           “VWAP Minimum Price Threshold” means, with respect to any particular VWAP Purchase Notice, the Sale Price on the VWAP Purchase Date equal to the greater of (i) 90% of the Closing Sale Price on the Business Day immediately preceding the VWAP Purchase Date or (ii) such higher price as set forth by the Company in the VWAP Purchase Notice.

(s)           “VWAP Purchase Amount” means, with respect to any particular VWAP Purchase Notice, the portion of the Available Amount to be purchased by the Buyer pursuant to Section 1(c) hereof as set forth in a valid VWAP Purchase Notice which requires the Buyer to buy the VWAP Purchase Share Percentage of the aggregate shares traded on the Principal Market during normal trading hours on the VWAP Purchase Date up to the VWAP Purchase Share Volume Maximum, subject to the VWAP Minimum Price Threshold.

(t)           “VWAP  Purchase Date” means, with respect to any VWAP Purchase made hereunder, the Business Day following the receipt by the Buyer of a valid VWAP Purchase Notice that the Buyer is to buy Purchase Shares pursuant to Section 1(c) hereof.

(u)          “VWAP Purchase Notice” shall mean an irrevocable written notice from the Company to the Buyer directing the Buyer to buy Purchase Shares on the VWAP Purchase Date pursuant to Section 1(c) hereof as specified by the Company therein at the applicable VWAP Purchase Price with the applicable VWAP Purchase Share Percentage specified therein.

(v)          “VWAP Purchase Share Percentage” means, with respect to any particular VWAP Purchase Notice pursuant to Section 1(c) hereof, the percentage set forth in the VWAP Purchase Notice which the Buyer will be required to buy as a specified percentage of the aggregate shares traded on the Principal Market during normal trading hours up to the VWAP Purchase Share Volume Maximum on the VWAP Purchase Date subject to Section 1(c) hereof but in no event shall this percentage exceed thirty percent (30%) of such VWAP Purchase Date’s share trading volume of the Common Stock on the Principal Market during normal trading hours.

(w)         “VWAP Purchase Price” means the lesser  of (i) the Closing Sale Price on the VWAP Purchase Date; or (ii) ninety-five percent (95%) of volume weighted average price for the Common Stock traded on the Principal Market during normal trading hours on (A) the VWAP Purchase Date if the aggregate shares traded on the Principal Market on the VWAP Purchase Date have not exceeded the VWAP Purchase Share Volume Maximum, or (B) the portion of the VWAP Purchase Date until such time as the sooner to occur of (1) the time at which the aggregate shares traded on the Principal Market has exceeded the VWAP Purchase Share Volume Maximum, or (2) the time at which the sale price of Common Stock falls below the VWAP Minimum Price Threshold (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(x)          “VWAP Purchase Share Estimate” means the number of shares of Common Stock that the Company has in its sole discretion irrevocably instructed its Transfer Agent to issue to the Buyer via the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program in connection with a VWAP Purchase Notice pursuant to Section 1(c) hereof and issued to the Buyer’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian (DWAC) system on the VWAP Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(y)          “VWAP Purchase Share Volume Maximum” means a number of shares of Common Stock traded on the Principal Market during normal trading hours on the VWAP Purchase Date equal to: (i) the VWAP Purchase Share Estimate, divided by (ii) the VWAP Purchase Share Percentage (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

11.          MISCELLANEOUS.

(a)          Governing Law; Jurisdiction; Jury Trial.  The laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders.  All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)          Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or pdf (or other electronic reproduction) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or pdf (or other electronic reproduction) signature.

(c)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)          Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)          Entire Agreement.  This Agreement and the Registration Rights Agreement supersede all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.  The Company acknowledges and agrees that is has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in this Agreement.

(f)           Notices.  Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt when delivered personally; (ii) upon receipt when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after timely deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

CopyTele, Inc.

900 Walt Whitman Road

Melville, NY 11747

Telephone:         631-549-5900

Facsimile:            631-549-5974

Attention:           Robert A. Berman

                                President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Duane Morris LLP

1540 Broadway

New York, NY 10036-4086

Telephone:         212-692-1054

Facsimile:            212-208-4451

                                Attention:           Michael D. Schwamm, Esq.

If to the Buyer:

Aspire Capital Fund, LLC

155 North Wacker Drive, Suite 1600

Chicago, IL 60606

Telephone:         312-658-0400

Facsimile:            312-658-4005

Attention:           Steven G. Martin

With a copy to (which shall not constitute delivery to the Buyer):

O’Melveny & Myers LLP

1625 Eye Street, NW

Washington, DC 20006

Telephone:         202-383-5418

Facsimile:            202-383-5414

Attention:           Martin P. Dunn, Esq.

If to the Transfer Agent:

American Stock Transfer & Trust Company, LLC

                6201 15th Avenue

                Brooklyn, New York 11219

                Telephone:         718-921-8360

Facsimile:            718-765-8719

Attention:           Jennifer Donovan

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party one (1) Business Day prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt in accordance with clause (i), (ii) or (iii) above, respectively.

(g)          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, including by merger or consolidation.  The Buyer may not assign its rights or obligations under this Agreement.

(h)          No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)            Publicity.  The Buyer shall have the right to approve, such approval not to be unreasonably withheld,  before issuance any press release, SEC filing or any other public disclosure made by or on behalf of the Company whatsoever with respect to, in any manner, the Buyer, its purchases hereunder or any aspect of this Agreement or the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure (including any filings with the SEC) with respect to such transactions as is required by applicable law and regulations so long as the Company and its counsel consult with the Buyer in connection with any such press release or other public disclosure, where practical, at least two (2) Business Days prior to its release.  The Buyer must be provided with a copy thereof at least one (1) Business Day prior to any release or use by the Company thereof.

(j)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)          Termination.  This Agreement may be terminated only as follows:

(i)            By the Buyer any time an Event of Default exists without any liability or payment to the Company.  However, if pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person.  No such termination of this Agreement under this Section 11(k)(i) shall affect the Company’s or the Buyer’s obligations under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

(ii)           In the event that the Commencement shall not have occurred the Company shall have the option to terminate this Agreement for any reason or for no reason without any liability whatsoever of either party to the other party under this Agreement except as set forth in Section 11(k)(viii) hereof.

(iii)          In the event that the Commencement shall not have occurred on or before October 1, 2013, due to the failure to satisfy any of the conditions set forth in Sections 6 and 7 above with respect to the Commencement, either party shall have the option to terminate this Agreement at the close of business on such date or thereafter without liability of either party to any other party; provided, however, that the right to terminate this Agreement under this Section 11(k)(iii) shall not be available to either party if such failure to satisfy any of the conditions set forth in Sections 6 and 7 is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party included in this Agreement to be true and correct in all material respects.

(iv)         At any time after the Commencement Date, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Buyer electing to terminate this Agreement without any liability whatsoever of either party to the other party under this Agreement except as set forth in Section 11(k)(viii) hereof.  The Company Termination Notice shall not be effective until one (1) Business Day after it has been received by the Buyer.

(v)          This Agreement shall automatically terminate on the date that the Company sells and the Buyer purchases the full Available Amount as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement except as set forth in Section 11(k)(viii) hereof.

(vi)         If by the Maturity Date for any reason or for no reason the full Available Amount under this Agreement has not been purchased as provided for in Section 1 of this Agreement, this Agreement shall automatically terminate on the Maturity Date, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement except as set forth in Section 11(k)(viii) hereof.

(vii)        Except as set forth in Sections 11(k)(i) (in respect of an Event of Default under Sections 9(f), 9(g) and 9(h)), 11(k)(v) and 11(k)(vi), any termination of this Agreement pursuant to this Section 11(k) shall be effected by written notice from the Company to the Buyer, or the Buyer to the Company, as the case may be, setting forth the basis for the termination hereof.

(viii)       The representations and warranties of the Company and the Buyer contained in Sections 2, 3 and 5 hereof, the indemnification provisions set forth in Section 8 hereof and the agreements and covenants set forth in Sections 4(e) and 11, shall survive the Commencement and any termination of this Agreement.  No termination of this Agreement shall affect the Company’s or the Buyer’s rights or obligations (A) under the Registration Rights Agreement which shall survive any such termination in accordance with its terms or (B) under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

(l)            No Financial Advisor, Placement Agent, Broker or Finder.  Other than American Capital Partners, LLC , the Company represents and warrants to the Buyer that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby.

The Buyer represents and warrants to the Company that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby.  Each party shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder engaged by such party relating to or arising out of the transactions contemplated hereby.  Each party shall pay, and hold the other party harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

(m)         No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                (n)          Failure or Indulgence Not Waiver.  No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

*     *     *     *     *

IN WITNESS WHEREOF, the Buyer and the Company have caused this Common Stock Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

COPYTELE, INC.

                                                                                              By:_/s/ Robert A. Berman______________

                                                                                              Name:  Robert A. Berman

                                                                                              Title: President and Chief Executive Officer

BUYER:

ASPIRE CAPITAL FUND, LLC

                                                                                              BY: ASPIRE CAPITAL PARTNERS, LLC

                                                                                              BY: Red Cedar Capital Corp.

By:_/s/ Erik J. Brown___________________

Name:   Erik J. Brown

Title:  Principal

                                                                                            SCHEDULES

Schedule 3(a)                    Subsidiaries

Schedule 3(c)                     Capitalization

Schedule 3(e)                    Conflicts

Schedule 3(f)                     1934 Act Filings

Schedule 3(h)                    Litigation

Schedule 3(j)                     Intellectual Property Rights

Schedule 3(l)                      Title

Schedule 3(p)                    Transactions with Affiliates

                                                                                               EXHIBITS

Exhibit A                              Form of Officer’s Certificate

Exhibit B                               Form of Resolutions of Board of Directors of the Company

Exhibit C                               Form of Secretary’s Certificate

Exhibit D                              Form of Letter to Transfer Agent

DISCLOSURE SCHEDULES

The following schedules are provided in connection with the various representations and warranties contained in Section 3 of the Common Stock Purchase Agreement dated as of April 23, 2013, (the “Agreement”) by and between CopyTele, Inc., a Delaware corporation (the “Company”) and Aspire Capital Fund, LLC, an Illinois limited liability company (the “Buyer”).  These disclosure schedules are an integral part of the Agreement.  Any terms defined in the Agreement shall have the same meaning when used in these schedules, unless the context indicates otherwise.

The mere inclusion of an item in the following schedules as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception, fact, event or circumstance, or that such information constitutes or would reasonably be expected to constitute a Material Adverse Effect.  Any disclosures herein made with respect to a section or subsection of the Agreement shall be deemed to qualify such sections or subsections specifically referenced or cross-referenced and any other section or subsection to the extent that it is reasonably apparent that such disclosure also pertains to such other section or subsection.  In the event of any inconsistency between the statements in the Agreement and those herein (other than an exception expressly set forth as such herein with respect to a specifically identified representation or warranty), the statements in the Agreement will control.  No disclosure in the following schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and no disclosure in the following schedules constitutes an admission of any liability or obligation of the Company or any Affiliate to any third party.

The descriptive headings in this Disclosure Schedule are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, the Disclosure Schedules or the Agreement.

Schedule 3(a)

Subsidiaries

CopyTele International Ltd.

CopyTele Marketing, Inc

CTI Patent Acquisition Corporation

Secure Web Conference Corporation

Schedule 3(c)

Capitalization

On February 8, 2011, the Company sold 7,000,000 unregistered shares of its common stock in a private placement to 10 accredited investors, including Denis A. Krusos, the Company’s former Chairman and Chief Executive Officer, Henry P. Herms, the Company’s Chief Financial Officer and a director, and Lewis H. Titterton, a director and now the current Chairman, and George P. Larounis, former director of the Company, at a price of $0.1786 per share, or proceeds of $1,250,000.  In conjunction with the sale of the common stock, the Company issued the investors warrants to purchase 7,000,000 unregistered shares of its common stock. Each warrant grants the holder the right to purchase one share of the Company’s  common stock (or 7,000,000 shares of common stock in the aggregate) at the purchase price of $0.1786 per share on or before February 8, 2016. Certain of the investors are officers and/or directors of the Company and the warrants issued to such persons included a “cashless exercise” provision.

On September 12, 2012, the Company completed a private placement with 5 accredited investors, including Lewis H. Titterton, the Company’s Chairman and then Chief Executive Officer, and Bruce Johnson, a director of the Company (the “Investors”), pursuant to which the Company sold $750,000 principal amount of 8% Convertible Debentures due 2016 (the “Debentures”).  The Debentures mature on September 12, 2016, bear interest at the rate of 8% payable quarterly and are convertible into shares (the “Conversion Shares”) of common stock of the Company, and at a price per share of $0.092.  The Company may prepay the Debentures at any time without penalty upon 30 days prior notice.  The Debentures also provide for events of default which, if any of them occurs, would permit the principal of and accrued interest on the Debentures to become or to be declared due and payable, unless the event of default has been cured or the holder of the Debenture has waived in writing the event of default.  The Company granted the holders customary piggy-back registration rights. If all of the Debentures are converted, the Company would issue 10,870 shares of its common stock for each $1,000 principal amount of Debentures or 8,152,174 shares of its common stock in the aggregate.

On September 19, 2012, the Board granted stock options to purchase 41.5 million shares. Of these options, options to acquire 40 million shares were issued to the new management team and have an exercise price of $0.2175. Twenty million of those options will vest only if certain milestones are met. The remaining options to acquire 1.5 million shares were issued to Lewis H. Titterton, the Company’s Chairman, and Kent Williams, a director of the Company and have an exercise price of $0.2225.

On January 25, 2013 (the “Closing Date”), we completed a private placement with 20 accredited investors, including Robert A. Berman, the Company’s President, Chief Executive Officer and a director, Dr. Amit Kumar, a consultant and director of the Company, and Bruce Johnson, a director of the Company (the “Investors”), pursuant to which the Company sold $1,765,000 principal amount of 8% Convertible Debentures due 2015 (the “Debentures”) and warrants (the “Warrants”) to purchase 5,882,745 shares of common stock of the Company, par value $0.01 per share (the “Warrant Shares”).  The Debentures mature on January 25, 2015, bear interest at the rate of 8% payable quarterly and are convertible into shares (the “Conversion Shares”) of the Company’s common stock at a price per share of $0.15.  The Company may prepay the Debentures at any time without penalty upon 30 days prior notice, but only if the sales price of the common stock on the principal market on which the common stock is primarily listed and quoted for trading is at least $0.30 for 20 trading days in any 30-day trading period ending no more than 15 days before the Company’s prepayment notice.  The Company has the option to pay any interest on the debentures in common stock based on the average of the closing prices of the Company’s common stock for the 10 trading days immediately preceding the interest payment date.  If all interest through the maturity date of the debentures is paid in common stock, the Company would issue an additional 1,126,767 shares (based on the average closing prices of the Company’s common stock for the 10 trading days ending April 16, 2013).  The Company also has the option to pay any interest on the debentures with additional debentures.  If all interest through the maturity date of the debentures that are currently outstanding were paid in the form of debentures, the Company would issue $282,400 principal of additional 8% convertible debentures. The terms of the debentures preclude the Company from incurring any indebtedness senior to the debentures.

The Debentures contain full ratchet anti-dilution protection which means, that, subject to certain exceptions, if the Company sells shares of common stock (or securities convertible or exchangeable  into common stock) at an effective price of less than $0.15 per share of common stock, the conversion price of the Debentures will be reduce to such lower effective sales price.  The Debentures also provide for events of default which, if any of them occurs, would permit the principal of and accrued interest on the Debentures to become or to be declared due and payable, unless the event of default has been cured or the holder of the Debenture has waived in writing the event of default.  If all of the Debentures are converted, the Company would issue 6,667 shares of common stock for each $1,000 principal amount of Debentures or 11,767,255 shares of its common stock in the aggregate. For each $1,000 principal amount of Debentures, the Company issued a Warrant to purchase 3,333 shares of common stock. Each Warrant grants the holder the right to purchase the Warrant Shares at the purchase price per share of $0.30 on or before January 25, 2016. If there is not an effective registration statement covering the Warrant Shares, the Warrants may be exercised on a cashless basis.

Pursuant to the Debentures and Warrants, no Investor may convert or exercise such Investor’s Debenture or Warrant if such conversion or exercise would result in the Investor beneficially owning in excess of 4.99% of our then issued and outstanding common stock. A holder may, however, increase this limitation (but in no event exceed 9.99% of the number of shares of common stock issued and outstanding) by providing the Company with 61 days’ notice that such holder wishes to increase this limitation.

In connection with this offering, the Company granted each Investor registration rights with respect to the Conversion Shares and the Warrant Shares. The Company is obligated to use its reasonable best efforts to cause a registration statement registering for resale the Conversion Shares and the Warrant Shares to be filed no later than 90 days from the Closing Date and must be declared effective no later than 180 days from the Closing Date. The Company is required to use it reasonable best efforts to keep the registration statement effective date until the Conversion Shares and the Warrant Shares can be sold under Rule 144(k) of the Securities Act or such earlier date when all Conversion Shares and the Warrant Shares have been sold publicly; provided, however, the Company shall not be required to keep the Registration Statement effective for a period of more than three years from the Closing Issuance Date. If a registration statement covering the resale of the Conversion Shares is not filed within the 90-day period (the “Filing Default”), then on the date of the Filing Default and on each monthly anniversary (if the Filing Default has not been cured by such date) until the Filing Default is cured, the Company shall pay in cash to each Debenture holder liquidated damages equal to 1.0% of the aggregate purchase price paid by such holder for such Debentures then held by such holder.  The liquidated damages will apply on a daily pro-rata basis for any portion of a month prior to curing of the Filing Default.  The Company will not be liable for liquidated damages with respect to Warrant Shares.

In connection with this offering, the Company paid The Benchmark Company LLC, as placement agent, a cash placement fee of $41,400 (or 6% of the aggregate purchase price from the investors they introduced to the Company) and issued to The Benchmark Company LLC warrants to purchase 276,000 shares of common stock (or 6% of the aggregate number of shares underlying the Debentures issued to the investors they introduced to the Company) upon the same terms as the Warrants issued in the offering.

Pursuant to the terms of an Agreement, dated as of October 18, 2012, between the Company and Netgain Financial, Inc. (“Netgain”), on each of October 18, 2012 and January 18, 2013, the Company issued Netgain 125,000 shares of restricted common stock in payment of public relations and communications services.  The Company terminated the agreement on April 9, 2013.

On March 28, 2013, the Board of Directors approved an increase in the annual stock option grant to non-employee directors and granted Messrs. Titterton, Johnson and Williams non-qualified stock options to purchase 400,000, 300,000 and 300,000 shares of our common stock, respectively. These stock options (i) will vest in four equal installments on March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, (ii) will terminate on December 31, 2022 and (iii) have an exercise price of $0.195.

On April 3, 2013, the Company, through its newly formed, wholly owned subsidiary, CTI Patent Acquisition Corporation (“CTIPAC”), entered into an exclusive license agreement (the “CTIPAC Agreement”) pursuant to which it acquired the rights to a patent portfolio relating to loyalty awards programs commonly provided by airlines, credit card companies, hotels, retailers, casinos, and others. The patent portfolio consists of 13 patents (the “Patents”) that cover the conversion of non-negotiable, loyalty awards points into negotiable funds used to purchase goods and services from third parties, and the conversion of awards points into points and awards provided by other loyalty program providers.  Pursuant to the CTIPAC Agreement, the licensors will receive a percentage of all amounts received by CTIPAC from licensing and enforcement of the Patents and were issued 200,000 restricted shares of the Company’s common stock.

The issuances of the securities referred to above (i) were not registered under the Securities Act of 1933, as amended, in reliance on an exemption from registration under Section 3(b) or Section 4(2) of the Act, and Rule 506 promulgated thereunder, based on the fact that all of the investors are “accredited investors,” as such term is defined in Rule 501 of Regulation D and (ii) were not subject to any underwriting discounts or commissions.

Schedule 3(e)

Conflicts

None.

Schedule 3(f)

1934 Act Filings

None.

Schedule 3(g)

Absence of Certain Changes

None.

Schedule 3(h)

Litigation

None.

Schedule 3(j)

Intellectual Property Rights

None.

Schedule 3(l)

Title

None.

Schedule 3(p)

Transactions With Affiliates

Refer to disclosure in Schedule 3(c).

EXHIBIT A

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate (“Certificate”) is being delivered pursuant to Section 7(e) of that certain Common Stock Purchase Agreement dated as of April 23, 2013 (the “Common Stock Purchase Agreement”), by and between COPYTELE, INC., a Delaware corporation (the “Company”), and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”).  Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Common Stock Purchase Agreement.

The undersigned, ___________, ____________ of the Company, hereby certifies as follows:

1.            I am the ______________ of the Company and make the statements contained in this Certificate in my capacity as such;

2.            The representations and warranties of the Company are true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 of the Common Stock Purchase Agreement, in which case, such representations and warranties are true and correct without further qualification) as of the date when made and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date);

3.            The Company has performed, satisfied and complied in all material respects with covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date.

                                4.            The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of ___________.

      ______________________

          Name:

          Title:

The undersigned as Secretary of CopyTele, Inc., a Delaware corporation, hereby certifies that ___________ is the duly elected, appointed, qualified and acting ________ of CopyTele, Inc. and that the signature appearing above is his/her genuine signature.

___________________________________

Secretary

EXHIBIT B-1

FORM OF COMPANY RESOLUTIONS

FOR SIGNING PURCHASE AGREEMENT

                WHEREAS, management has reviewed with the Board of Directors the background, terms and conditions of the transactions subject to the Common Stock Purchase Agreement (the “Purchase Agreement”) by and between the Company and Aspire Capital Fund, LLC (“Aspire”), including all materials terms and conditions of the transactions subject thereto, providing for the purchase by Aspire of up to Ten Million Dollars ($10,000,000) of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and

                WHEREAS, after careful consideration of the Purchase Agreement, the documents incident thereto and other factors deemed relevant by the Board of Directors, the Board of Directors has determined that it is advisable and in the best interests of the Company to engage in the transactions contemplated by the Purchase Agreement, including, but not limited to, the issuance of 3,500,000 shares of Common Stock to Aspire as a commitment fee (the “Commitment Shares”) and the sale of shares of Common Stock to Aspire up to the available amount under the Purchase Agreement (the “Purchase Shares,”  and together with the Commitment Shares, the “Aspire  Shares”).

Transaction Documents

NOW, THEREFORE, BE IT RESOLVED, that the transactions described in the Purchase Agreement are hereby approved and the Chief Executive Officer and Chief Financial Officer (the “Authorized Officers”) are severally authorized to execute and deliver the Purchase Agreement, and any other agreements or documents contemplated thereby including, without limitation, a registration rights agreement (the “Registration Rights Agreement”) providing for the registration of the shares of the Company’s Common Stock issuable in respect of the Purchase Agreement on behalf of Aspire, with such amendments, changes, additions and deletions as the Authorized Officers may deem to be appropriate and approve on behalf of, the Company, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

FURTHER RESOLVED, that the terms and provisions of the Registration Rights Agreement by and among the Company and Aspire are hereby approved and the Authorized Officers are authorized to execute and deliver the Registration Rights Agreement (pursuant to the terms of the Purchase Agreement), with such amendments, changes, additions and deletions as the Authorized Officer may deem appropriate and approve on behalf of, the Company, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

FURTHER RESOLVED, that the terms and provisions of the Form of Transfer Agent Instructions (the “Instructions”) are hereby approved and the Authorized Officers are authorized to execute and deliver the Instructions (pursuant to the terms of the Purchase Agreement), with such amendments, changes, additions and deletions as the Authorized Officers may deem appropriate and approve on behalf of, the Company, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

Execution of Purchase Agreement

FURTHER RESOLVED, that the Company be and it hereby is authorized to execute the Purchase Agreement providing for the purchase of common stock of the Company having an aggregate value of up to $10,000,000; and

Issuance of Common Stock

FURTHER RESOLVED, that the Company is hereby authorized to issue the Commitment Shares to Aspire as Commitment Shares and that upon issuance of the Commitment Shares pursuant to the Purchase Agreement, the Commitment Shares shall be duly authorized, validly issued, fully paid and non-assessable; and

FURTHER RESOLVED, that the Company is hereby authorized to issue shares of Common Stock upon the purchase of Purchase Shares up to the available amount under the Purchase Agreement in accordance with the terms of the Purchase Agreement and that, upon issuance of the Purchase Shares pursuant to the Purchase Agreement, the Purchase Shares will be duly authorized, validly issued, fully paid and non-assessable; and

FURTHER RESOLVED, that the Corporation shall initially reserve 14,000,000 shares of Common Stock, in addition to the Commitment Shares and Initial Purchase Shares, for issuance as additional Purchase Shares under the Purchase Agreement; and

Listing of Shares on the OTC Bulletin Board

FURTHER RESOLVED, that the officers of the Company with the assistance of counsel be, and each of them hereby is, authorized and directed to take all necessary steps and do all other things necessary and appropriate to effect the listing of the Aspire Shares on the OTC Bulletin Board, if required; and

Approval of Actions

FURTHER RESOLVED, that, without limiting the foregoing, the Authorized Officers are, and each of them hereby is, authorized and directed to proceed on behalf of the Company and to take all such steps as deemed necessary or appropriate, with the advice and assistance of counsel, to cause the Company to consummate the agreements referred to herein and to perform its obligations under such agreements;

                FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed on behalf of and in the name of the Company, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Company in connection with the transactions contemplated by the agreements described herein are hereby approved, ratified and confirmed in all respects; and

               FURTHER RESOLVED, that any and all actions heretofore or hereinafter taken on behalf of the Company by any of said persons or entities within the terms of the foregoing resolutions are hereby approved, ratified and confirmed in all respects as the acts and deeds of the Company.

EXHIBIT B-2

                          FORM OF COMPANY RESOLUTIONS APPROVING REGISTRATION STATEMENT

                WHEREAS, there has been presented to the Board of Directors of the Company a Common Stock Purchase Agreement (the “Purchase Agreement”) by and among the Corporation and Aspire Capital Fund, LLC (“Aspire”), providing for the purchase by Aspire of up to Ten Million Dollars ($10,000,000) of the Company’s common stock, par value $0.01 (the “Common Stock”); and

                WHEREAS, after careful consideration of the Purchase Agreement, the documents incident thereto and other factors deemed relevant by the Board of Directors, the Board of Directors has approved the Purchase Agreement and the transactions contemplated thereby and the Company has executed and delivered the Purchase Agreement to Aspire; and

WHEREAS, in connection with the transactions contemplated pursuant to the Purchase Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the Commitment Shares (as defined in the Purchase Agreement) and the Purchase Shares (as defined in the Purchase Agreement) and, to the extent necessary, to list the Commitment Shares and Purchase Shares on the OTC Bulletin Board;

                WHEREAS, the management of the Company has prepared an initial draft of a Registration Statement on Form S-1 (the “Registration Statement”) in order to register the sale of the Purchase Shares and the Commitment Shares (collectively, the “Securities”) by Aspire; and

WHEREAS, the Board of Directors has determined to approve the Registration Statement and to authorize the appropriate officers of the Company to take all such actions as they may deem appropriate to effect the offering.

NOW, THEREFORE, BE IT RESOLVED, that the officers and directors of the Company be, and each of them hereby is, authorized and directed, with the assistance of counsel and accountants for the Company, to prepare, execute and file with the Commission the Registration Statement, which Registration Statement shall be filed substantially in the form presented to the Board of Directors, with such changes therein as the Chief Executive Officer or Chief Executive Officer of the Company shall deem desirable and in the best interest of the Company and its stockholders (such officer’s execution thereof including such changes shall be deemed to evidence conclusively such determination); and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, with the assistance of counsel and accountants for the Company, to prepare, execute and file with the Commission all amendments, including post-effective amendments, and supplements to the Registration Statement, and all certificates, exhibits, schedules, documents and other instruments relating to the Registration Statement, as such officers shall deem necessary or appropriate (such officer’s execution and filing thereof shall be deemed to evidence conclusively such determination); and

FURTHER RESOLVED, that the execution of the Registration Statement and of any amendments and supplements thereto by the officers of the Company be, and the same hereby is, specifically authorized either personally or by the Chief Executive Officer and Chief Financial Officer (the “Authorized Officers”) as such officer’s true and lawful attorneys-in-fact and agents; and

FURTHER RESOLVED, that the Authorized Officers are hereby designated as “Agent for Service” of the Company in connection with the Registration Statement and the filing thereof with the Commission, and the Authorized Officers hereby are authorized to receive communications and notices from the Commission with respect to the Registration Statement; and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed to pay all fees, costs and expenses that may be incurred by the Company in connection with the Registration Statement; and

FURTHER RESOLVED, that it is desirable and in the best interest of the Company that the Securities be qualified or registered for sale in various states; that the officers of the Company be, and each of them hereby is, authorized to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the Securities as they may deem advisable; that said officers be, and each of them hereby is, authorized to perform on behalf of the Company any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such states, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents, appointments of attorneys for service of process and resolutions; and the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the papers and documents so executed and the actions so taken; and

FURTHER RESOLVED, that if, in any state where the securities to be registered or qualified for sale to the public, or where the Company is to be registered in connection with the public offering of the Securities, a prescribed form of resolution or resolutions is required to be adopted by the Board of Directors, each such resolution shall be deemed to have been and hereby is adopted, and the Secretary is hereby authorized to certify the adoption of all such resolutions as though such resolutions were now presented to and adopted by the Board of Directors; and

                FURTHER RESOLVED, that the officers of the Company with the assistance of counsel be, and each of them hereby is, authorized and directed to take all necessary steps and do all other things necessary and appropriate to effect the listing of the Securities on the OTC Bulletin Board; and

Approval of Actions

FURTHER RESOLVED, that, without limiting the foregoing, the Authorized Officers are, and each of them hereby is, authorized and directed to proceed on behalf of the Company and to take all such steps as are deemed necessary or appropriate, with the advice and assistance of counsel, to cause the Company to take all such action referred to herein and to perform its obligations incident to the registration, listing and sale of the Securities; and

                FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed on behalf of and in the name of the Company, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Company in connection with the transactions contemplated by the agreements described herein are hereby approved, ratified and confirmed in all respects.

  EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

                This Secretary’s Certificate (the “Certificate”) is being delivered pursuant to Section 7(k) of that certain Common Stock Purchase Agreement dated as of April 23, 2013 (the “Common Stock Purchase Agreement”), by and between COPYTELE, INC., a Delaware corporation (the “Company”) and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”), pursuant to which the Company may sell to the Buyer up to Ten Million Dollars ($10,000,000) of the Company’s Common Stock, par value $0.01 (the “Common Stock”).  Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Common Stock Purchase Agreement.

                The undersigned, _________________ Secretary of the Company, hereby certifies as follows in his capacity as such:

1.            I am the Secretary of the Company and make the statements contained in this Secretary’s Certificate.

2.            Attached hereto as Exhibit A and Exhibit B are true, correct and complete copies of the Company’s bylaws (“Bylaws”) and Certificate of Incorporation (“Certificate of Incorporation”), in each case, as amended through the date hereof, and no action has been taken by the Company, its directors, officers or stockholders, in contemplation of the filing of any further amendment relating to or affecting the Bylaws or Articles.

3.            Attached hereto as Exhibit C are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of the Company on _________, at which a quorum was present and acting throughout.  Such resolutions have not been amended, modified or rescinded and remain in full force and effect and such resolutions are the only resolutions adopted by the Company’s Board of Directors, or any committee thereof, or the stockholders  of the Company relating to or affecting (i) the entering into and performance of the Common Stock Purchase Agreement, or the issuance, offering and sale of the Purchase Shares and the Commitment Shares and (ii) and the performance of the Company of its obligation under the Transaction Documents as contemplated therein.

4.            As of the date hereof, the authorized, issued and reserved capital stock of the Company is as set forth on Exhibit D hereto.

                IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of ____________.

                                                                                                  _________________________

                                                                                                                _________________, Secretary

The undersigned as ______________ of CopyTele, Inc., a Delaware corporation, hereby certifies that _______________ is the duly elected, appointed, qualified and acting Secretary of CopyTele, Inc., and that the signature appearing above is his/her genuine signature.

                                                                                                                                ____________________

EXHIBIT D

FORM OF LETTER TO THE TRANSFER AGENT FOR THE ISSUANCE OF THE COMMITMENT SHARES AND INITIAL PURCHASE SHARES AT SIGNING OF THE PURCHASE AGREEMENT

[COMPANY LETTERHEAD]

April 23, 2013

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention:

                RE:  Issuance of Common Shares to Aspire Capital Fund, LLC

Ladies and Gentlemen:

                On behalf of CopyTele, Inc. (the “Company”), you are hereby instructed to issue as soon as possible 6,000,000 shares of our common stock in the name of Aspire Capital Fund, LLC.  The share certificate or statement of book entry should be dated April 23, 2013.  I have included a true and correct copy of a unanimous written consent executed by all of the members of the Board of Directors of the Company adopting resolutions approving the issuance of these shares.  The shares should be issued subject to the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The share certificate should be sent as soon as possible via overnight mail to the following address:

Aspire Capital Fund, LLC

155 North Wacker Drive, Suite 1600

Chicago, IL 60606

Attention: Steven G. Martin

The Company also hereby instructs you to establish a reserve of 14,000,000 shares from the Company authorized shares for possible issuance to Aspire Capital pursuant to a Common Stock Purchase Agreement between the Company and Aspire dated April 23, 2013.  The shares issued pursuant to this letter of instruction should be counted against such reserve.

Thank you very much for your help.  Please call ____________________, at ___________ if you have any questions or need anything further.

CopyTele, Inc.

BY:_____________________________